Exhibit 10.1

SEPARATION AGREEMENT

     This Separation Agreement (“Agreement”), dated as of February 28, 2002, is between Ace Cash Express, Inc., a Texas corporation (the “Company”), and R. Edward McCarty, an individual resident of the State of Texas (“McCarty”). The Company and McCarty are hereinafter referred to as the “Parties.”

     WHEREAS, McCarty has been employed by the Company as its Executive Vice President-Operations and as President of the Ace Franchise Group and has been a director and an officer of the Company’s direct and indirect subsidiaries (the “Subsidiaries”);

     WHEREAS, McCarty is ceasing his employment with the Company and service to the Subsidiaries on the date of this Agreement (the “Separation Date”);

     WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including (without limitation) any and all claims and controversies arising out of the employment relationship between the Parties and the cessation thereof;

     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth in this Agreement, the Parties hereby agree as follows:

     1.     Cessation of Service. On the Separation Date McCarty resigns from, and ceases, his employment with the Company and his service to the Subsidiaries. The preceding sentence shall also serve as McCarty’s concurrent resignation from each office and directorship that he has or has had with the Company and the Subsidiaries.

     2.     General Releases and Covenants Not to Sue:

(a)	McCarty, for himself and on behalf of his agents, attorneys-in-fact, heirs, assigns, successors, executors, and administrators, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company and its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and other entities (including, without limitation, the Subsidiaries), their successors and assigns, and the current and former owners, shareholders, directors, officers, partners, managers, members, employees, agents, attorneys, representatives, and insurers of such corporations, firms, associations, partnerships, and entitles, and their guardians, successors, assigns, heirs, executors, and administrators (collectively, “Company Releasees”) from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, and attorneys’ fees and expenses whatsoever, whether known or unknown, whether connected with McCarty’s employment by the Company and service to the Subsidiaries or not, including (without limitation) any dispute, claim, charge, or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Texas Commission on Human Rights Act, Tex. Labor Code § 21.001, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq., and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to or at the time of the execution of this Agreement.

(b)	The Company, for itself and on behalf of its agents, attorneys-in-fact, assigns, and successors and the Subsidiaries and their respective agents, attorneys-in-fact, assigns, and successors, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES McCarty and his agents, attorneys-in-fact, guardians, successors, assigns, heirs, executors, and administrators (collectively, “McCarty Releasees”) from any and all claims, liabilities, obligations, agreements, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown, whether connected with McCarty’s employment by the Company and service to the Subsidiaries or not, which may have arisen, or which may arise, prior to or at the time of the execution of this Agreement; excluding from the foregoing release, however, any claim that the Company or any of the Subsidiaries may hereafter have arising from or relating to any third-party claims made against the Company or any of the Subsidiaries because of any actions taken by McCarty, or any commitments or representations made by McCarty, that violated any of McCarty’s fiduciary obligations to the Company or any of the Subsidiaries.

(c)	Each of the Parties acknowledges and agrees that it or he is expressly releasing all claims known and suspected as well as all those unknown or not suspected and that its or his release includes and contemplates the extinguishment of all claims under any and all applicable laws.

(d)	McCarty also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against, any of the Company Releasees based upon any of the claims released in paragraph 2(a) above.

(e)	The Company also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ACTION OR CLASS ACTION against, any of the McCarty Releasees based upon any of the claims released in paragraph 2(b) above.

     3.     Revocation: McCarty may revoke this Agreement by written notice to the Company within seven days after his execution hereof (the “Revocation Period”). McCarty agrees that he will not receive the payments and benefits provided by this Agreement if he revokes this Agreement. McCarty also acknowledges and agrees that if written notice of revocation of this Agreement has not been received by the Company before the expiration of the Revocation Period, he will have forever waived his right to revoke this Agreement, and this Agreement shall thereupon and thereafter be enforceable.

     4.     Non-Admission: McCarty acknowledges and agrees that by entering into this Agreement, the Company does not admit, but specifically denies, any violation of any local, state, or federal law.

     5.     Return of Company Property: McCarty agrees that he shall return all property belonging to the Company or any of the Subsidiaries in his possession, custody, or control on, or as soon as practicable after, the Separation Date.

     6.     Mutual Non-Disparagement: McCarty, solely on behalf of himself and his attorneys, and the Company, solely on behalf of its officers, directors, partners, managers, members, employees, agents, and attorneys who are managing agents with actual authority to speak for the Company, with regard to McCarty and his employment with the Company and his service to the Subsidiaries, expressly acknowledge, agree, and covenant that they will not make any statements, comments, or communications that could constitute disparagement of one another or that may be considered to be derogatory or detrimental to the good name or business reputation of one another; provided, however, that the terms of this paragraph shall not apply to communications between McCarty and his spouse, mental health professional, clergy, or attorneys, or between the Company and its advisors and attorneys, to the extent (in any such case) that such communications are subject to a claim of privilege existing under common law, statute, or rule of procedure. Where applicable, this mutual non-disparagement covenant applies to any public or private statements, comments, or communications in any form, whether oral, written, or electronic. The Parties further agree that they will not in any way solicit any such statements, comments, or communications.

     7.     Payments and Benefits to McCarty: In consideration for all of McCarty’s covenants herein:

(a)	The Company shall pay McCarty, upon expiration of the Revocation Period (if this Agreement has not been revoked by McCarty), $50,000. Such amount shall be paid by check drawn on an account of the Company.

(b)	The Company shall provide McCarty, as a former officer of the Company and a former officer and director of certain of the Subsidiaries, rights to indemnification under the applicable corporate documents of the Company and the Subsidiaries and coverage under any directors’ and officers’ insurance policy maintained by the Company for itself and the Subsidiaries.

(c)	The Company shall accelerate, upon the expiration of the Revocation Period, the vesting of all outstanding and unvested options to purchase shares of the Company’s Common Stock granted to McCarty under the Company’s applicable stock option plans and held by him as of the Separation Date. Each existing option agreement between the Company and McCarty regarding those outstanding options shall be deemed amended by the preceding sentence.

(d)	The Company shall afford McCarty three months after the Separation Date to exercise his vested options to purchase shares of the Company’s Common Stock under the Company’s applicable stock option plans. The Company shall cooperate with McCarty in the exercise of those options that he chooses to exercise (in accordance with the terms of the documents governing those options).

(e)	The Company shall inform McCarty of, and cooperate with any exercise by McCarty of, his rights under the Consolidated Omnibus Benefits Reconciliation Act (COBRA) on and after the Separation Date.

     8.     Tax Consequences of Payments: The Parties acknowledge and agree that the Company shall not withhold taxes or FICA from any of the payments and benefits described in paragraph 7 above and shall only report those proceeds as income as required by law. McCarty, in consultation with his tax advisor, shall determine issues respecting the tax consequences of these payments. McCarty agrees to indemnify the Company against, and hold the Company harmless from taxes, if any, and any penalties and interest assessed against the Company resulting from the Parties’ tax treatment of the payments and benefits described in paragraph 7 above.

     9.     Governing Law and Venue: This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Texas, except only to the extent preempted by federal law. Venue for any action or proceeding relating to this Agreement or the consulting relationship hereunder shall lie exclusively in courts in Dallas County, Texas.

     10.     Statement of Understanding: By executing this Agreement, McCarty acknowledges that (a) he has had at least 21 days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (c) he has read this Agreement and fully understands its terms and their import; (d) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (e) the consideration provided for herein is good and valuable; and (f) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

[Signature Page Follows]

EXECUTED in Irving, Texas, this 28th day of February, 2002.

/s/ R. E. McCarty R. EDWARD MCCARTY

EXECUTED in Irving, Texas, this 28th day of February, 2002.

ACE CASH EXPRESS, INC.

By:	/s/ Donald H. Neustadt Donald H. Neustadt, Chief Executive Officer

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